Exhibit 99.1

PRESS RELEASE
Dick’s Sporting Goods Reports Second Quarter Results; Raises Guidance
•	Consolidated earnings per diluted share increased by 19% to $0.43 in the second quarter of 2010 from $0.36 consolidated earnings per diluted share, excluding merger and integration costs, in the second quarter of 2009

•	Consolidated same store sales increased 5.7%, better than previous estimated increase of 4 to 5%

•	Full year estimates raised to reflect anticipated consolidated non-GAAP earnings per diluted share growth of 22 to 24% from 2009 consolidated non-GAAP earnings per diluted share of $1.20
PITTSBURGH, Pa., August 19, 2010 – Dick’s Sporting Goods, Inc. (NYSE: DKS) today reported sales and earnings results for the second quarter ended July 31, 2010.
Second Quarter Results
The Company reported consolidated net income for the second quarter ended July 31, 2010 of $51.5 million, or $0.43 per diluted share. The second quarter consolidated earnings per diluted share exceeded estimated earnings expectations provided on May 18, 2010 of $0.37 – 0.39 per diluted share. For the second quarter ended August 1, 2009, the Company reported consolidated non-GAAP net income of $42.4 million, or $0.36 per diluted share, excluding merger and integration costs. On a GAAP basis, consolidated earnings per diluted share for the second quarter ended August 1, 2009 were $0.33.
Net sales for the second quarter of 2010 increased by 8.8% from the second quarter of 2009 to $1,226.1 million due primarily to a 5.7% increase in consolidated same store sales and the opening of new stores. The 5.7% consolidated same store sales increase consisted of a 5.6% increase in Dick’s Sporting Goods stores, a 2.9% increase in Golf Galaxy stores and a 28.0% increase in e-commerce.
“We delivered strong results in the second quarter, generating our highest level of earnings per share in any second quarter and producing our fourth straight quarter of positive same store sales,” said Edward W. Stack, Chairman and CEO. “Based on our performance and our expectations for the remainder of the year, we are raising our full year guidance and now believe that consolidated non-GAAP earnings per diluted share will increase 22 to 24% from 2009 to 2010.”
Stores
In the second quarter, the Company opened one new Dick’s Sporting Goods store and remodeled three Dick’s Sporting Goods stores. The new store is listed in a table later in the release under the heading “Store Count and Square Footage.” In the first two quarters of 2010, the Company has opened six new Dick’s Sporting Goods stores and remodeled three Dick’s Sporting Goods stores. As of July 31, 2010, the Company operated 425 Dick’s Sporting Goods stores in 42 states, with approximately 23.7 million square feet, and 91 Golf Galaxy stores in 31 states, with approximately 1.5 million square feet.

The Company plans to close 12 underperforming Golf Galaxy stores in the third quarter of 2010, with total square footage expected to decline from 1.5 million to 1.3 million. “After evaluating individual store contributions, we have decided to close these underperforming stores. The decisions to open these stores were made by the previous Golf Galaxy management team and produced inadequate locations, sites that were too expensive, or a combination of both,” said Mr. Stack, “By rationalizing the store base, we expect to significantly increase Golf Galaxy’s earnings by more than 50% on an annualized basis.”
The closing of the Golf Galaxy stores will result in a charge related to lease exposure, severance and inventory liquidation costs. These charges are expected to total approximately $19.0 million, pre-tax, and will be recognized in the third quarter of 2010.
Balance Sheet
The Company ended the second quarter of 2010 with $278 million in cash and cash equivalents and did not have any outstanding borrowings under its $440 million revolving credit facility. At the end of the second quarter of 2009, the Company had $51 million in cash and cash equivalents and $20 million of outstanding borrowings under its credit facility.
The inventory per square foot was 0.5% higher at the end of the second quarter 2010 as compared to the end of the second quarter 2009.
Year-to-Date Results
The Company reported consolidated net income for the 26 weeks ended July 31, 2010 of $77.7 million, or $0.64 per diluted share. For the 26 weeks ended August 1, 2009, the Company reported consolidated non-GAAP net income of $55.2 million, or $0.47 per diluted share, which excluded merger and integration costs. On a GAAP basis, the Company reported consolidated net income for the 26 weeks ended August 1, 2009 of $49.1 million, or $0.42 per diluted share.
Net sales for the first half of 2010 increased 9.0% from the first half of 2009 to $2,273.6 million primarily due to a consolidated same store sales increase of 6.8% and the opening of new stores.
Current 2010 Outlook
The Company’s current outlook for 2010 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act as described later in this release. Although the Company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
Based on the second quarter results and expectations for the second half of the year, the Company is raising its annual consolidated non-GAAP earnings estimates and increasing the expected consolidated same store sales for 2010.
❖	Full Year 2010
•	Based on an estimated 121 million diluted shares outstanding, the Company currently anticipates reporting consolidated non-GAAP earnings per diluted share of approximately $1.46 – 1.49, excluding an approximate $0.10 per diluted share impact from store closures. For the full year 2009, the Company reported consolidated non-GAAP earnings per diluted share of $1.20, excluding merger and integration costs. On a GAAP basis, the Company reported consolidated earnings per diluted share of $1.15 in 2009.

•	Consolidated same store sales are currently expected to increase approximately 4 to 5% compared to a 1.4% decrease in 2009. The consolidated same store sales calculation for the full year 2010 includes Dick’s Sporting Goods stores, Golf Galaxy stores and the Company’s e-commerce business. The consolidated same store sales calculation for the full year 2009 included Dick’s Sporting Goods stores and Golf Galaxy stores only.

•	The Company currently expects to open approximately 26 new Dick’s Sporting Goods stores, relocate two Dick’s Sporting Goods stores, remodel 11 Dick’s Sporting Goods stores, open two new Golf Galaxy stores, and close 12 underperforming Golf Galaxy stores.
❖	Third Quarter 2010
•	Based on an estimated 121 million diluted shares outstanding, the Company currently expects reporting third quarter non-GAAP consolidated earnings per diluted share of approximately $0.15 – 0.16, excluding an approximate $0.10 per diluted share impact from store closures. In the third quarter of 2009, the Company reported consolidated earnings per diluted share of $0.16. As discussed in the third quarter 2009 earnings call, the $0.16 consolidated earnings per diluted share included approximately $0.03 earnings per diluted share from the pull forward of cold weather product sales from the fourth quarter of 2009 into the third quarter of 2009, as a result of unusually early, cold weather.

•	Consolidated same store sales are currently expected to increase approximately 1 to 2% compared to a 1.9% increase in the third quarter last year. The consolidated same store sales calculation for the third quarter of 2010 includes Dick’s Sporting Goods stores, Golf Galaxy stores, the converted Chick’s Sporting Goods stores and the Company’s e-commerce business. The consolidated same store sales calculation for the third quarter of 2009 included Dick’s Sporting Goods stores and Golf Galaxy stores only.

•	The Company currently expects to open approximately 12 new Dick’s Sporting Goods stores, relocate one Dick’s Sporting Goods store, remodel seven Dick’s Sporting Goods stores, and close 12 underperforming Golf Galaxy stores in the third quarter.
❖	Capital Expenditures
•	For the full year 2010, the Company currently anticipates capital expenditures to be approximately $175 million on a gross basis and approximately $145 million on a net basis.
Conference Call Info
The Company will be hosting a conference call today at 10:00 a.m. eastern time to discuss the second quarter results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company’s web site located at http://www.dickssportinggoods.com/investors. To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software.
For those who cannot listen to the live broadcast, the web cast will be archived on the Company’s web site for 30 days. In addition, a dial-in replay will be available shortly after the call. To listen to the replay, investors should dial 888-286-8010 (domestic callers) or 617-801-6888 (international callers) and enter confirmation code 54755024. The dial-in replay will be available for 30 days following the live call.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” “predict,” and “continue” or similar words. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, without limitation, the current economic and financial downturn and its effect on consumer spending, changes in macro economic factors and market conditions, including the housing market and fuel costs, that impact the level of consumer spending for the types of merchandise sold by the Company, potential volatility in our stock price, the tightening of availability and higher costs associated with current and new sources of credit resulting from uncertainty in financial markets, changes in consumer demand, the retailing environment and customer preferences and spending habits, competitive pressures, pricing and promotional activities of competitors, changes in law and regulation including consumer protection and labor, currency exchange rate fluctuations, weather conditions, litigation, risks and costs associated with combining businesses and/or assimilating acquired companies and our ability to manage our operations and growth. Known and unknown risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the year ended January 30, 2010 as filed with the Securities and Exchange Commission on March 18, 2010, and other reports filed with the Securities and Exchange Commission. The Company disclaims any obligation and does not intend to update any forward-looking statements except as may be required by the securities laws.
About Dick’s Sporting Goods, Inc.
Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel and footwear in a specialty store environment. The Company also owns and operates Golf Galaxy, LLC, a multi-channel golf specialty retailer. As of July 31, 2010, the Company operated 425 Dick’s Sporting Goods stores in 42 states, 91 Golf Galaxy stores in 31 states and e-commerce and catalog operations for both Dick’s Sporting Goods and Golf Galaxy. Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the top of the home page). The Company’s website is not part of this press release.
Contact:
Timothy E. Kullman, EVP – Finance, Administration and Chief Financial Officer or
Anne-Marie Megela, Director, Investor Relations
724-273-3400
investors@dcsg.com

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(In thousands, except per share data)

	13 Weeks Ended
	July 31,	% of	August 1,	% of
	2010	Sales	2009	Sales (1)
Net sales	$1,226,063	100.00%	$1,126,767	100.00%
Cost of goods sold, including occupancy and distribution costs	865,918	70.63	816,866	72.50

GROSS PROFIT	360,145	29.37	309,901	27.50
Selling, general and administrative expenses	271,372	22.13	238,745	21.19
Merger and integration costs	—	—	5,760	0.51
Pre-opening expenses	715	0.06	1,569	0.14

INCOME FROM OPERATIONS	88,058	7.18	63,827	5.66
Interest expense	3,502	0.29	1,051	0.09
Other expense (income)	646	0.05	(961)	(0.09)

INCOME BEFORE INCOME TAXES	83,910	6.84	63,737	5.66
Provision for income taxes	32,394	2.64	24,812	2.20

NET INCOME	$51,516	4.20%	$38,925	3.45%

EARNINGS PER COMMON SHARE:
Basic	$0.44		$0.35
Diluted	$0.43		$0.33

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING:
Basic	115,815		112,473
Diluted	121,039		117,230

(1)	Column does not add due to rounding

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(In thousands, except per share data)

	26 Weeks Ended
	July 31,	% of	August 1,	% of
	2010	Sales	2009	Sales (1)
Net sales	$2,273,595	100.00%	$2,086,429	100.00%
Cost of goods sold, including occupancy and distribution costs	1,611,229	70.87	1,526,105	73.14

GROSS PROFIT	662,366	29.13	560,324	26.86
Selling, general and administrative expenses	524,521	23.07	464,868	22.28
Merger and integration costs	—	—	10,113	0.48
Pre-opening expenses	2,795	0.12	4,598	0.22

INCOME FROM OPERATIONS	135,050	5.94	80,745	3.87
Interest expense	7,010	0.31	2,757	0.13
Other income	(43)	(0.00)	(1,076)	(0.05)

INCOME BEFORE INCOME TAXES	128,083	5.63	79,064	3.79
Provision for income taxes	50,358	2.21	29,918	1.43

NET INCOME	$77,725	3.42%	$49,146	2.36%

EARNINGS PER COMMON SHARE:
Basic	$0.67		$0.44
Diluted	$0.64		$0.42

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING:
Basic	115,485		112,416
Diluted	120,713		116,725

(1)	Column does not add due to rounding

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED
(Dollars in thousands)

	July 31,	August 1,	January 30,
	2010	2009	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$278,169	$51,315	$225,611
Accounts receivable, net	45,462	31,611	35,435
Income taxes receivable	6,982	2,008	8,420
Inventories, net	985,799	944,855	895,776
Prepaid expenses and other current assets	61,060	56,571	57,119
Deferred income taxes	7,528	5,757	—

Total current assets	1,385,000	1,092,117	1,222,361

Property and equipment, net	677,779	495,011	662,304
Construction in progress — leased facilities	—	103,472	—
Intangible assets, net	47,585	46,320	47,557
Goodwill	200,594	200,594	200,594
Other assets:
Deferred income taxes	72,261	77,222	66,089
Investments	10,765	5,596	10,880
Other	40,620	30,093	35,548

Total other assets	123,646	112,911	112,517

TOTAL ASSETS	$2,434,604	$2,050,425	$2,245,333

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$532,007	$455,501	$431,366
Accrued expenses	252,814	215,827	246,414
Deferred revenue and other liabilities	83,983	79,113	108,230
Income taxes payable	7,089	910	8,687
Current portion of other long-term debt and leasing obligations	978	584	978

Total current liabilities	876,871	751,935	795,675

LONG-TERM LIABILITIES:
Revolving credit borrowings	—	19,518	—
Other long-term debt and leasing obligations	140,807	8,475	141,265
Non-cash obligations for construction in progress — leased facilities	—	103,472	—
Deferred revenue and other liabilities	228,199	208,699	225,166

Total long-term liabilities	369,006	340,164	366,431

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock	908	874	898
Class B common stock	250	252	250
Additional paid-in capital	554,741	491,505	526,715
Retained earnings	626,116	462,178	548,391
Accumulated other comprehensive income	6,712	3,517	6,973

Total stockholders’ equity	1,188,727	958,326	1,083,227

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,434,604	$2,050,425	$2,245,333

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS – UNAUDITED
(Dollars in thousands)

	26 Weeks Ended
	July 31,	August 1,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$77,725	$49,146
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,153	51,194
Amortization of convertible note discount	—	321
Deferred income taxes	(13,907)	(5,687)
Stock-based compensation	12,511	11,060
Excess tax benefit from stock-based compensation	(6,220)	(239)
Tax benefit from exercise of stock options	446	115
Other non-cash items	774	815
Changes in assets and liabilities:
Accounts receivable	(3,696)	11,860
Inventories	(90,023)	(90,084)
Prepaid expenses and other assets	(6,453)	(13,346)
Accounts payable	74,009	148,041
Accrued expenses	(15,212)	2,170
Income taxes receivable/payable	5,608	2,409
Deferred construction allowances	4,815	4,061
Deferred revenue and other liabilities	(25,859)	(28,163)

Net cash provided by operating activities	66,671	143,673

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(61,611)	(52,032)
Proceeds from sale-leaseback transactions	5,874	21,910

Net cash used in investing activities	(55,737)	(30,122)

CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit borrowings, net	—	19,518
Purchase of convertible notes	—	(172,500)
Payments on other long-term debt and leasing obligations	(458)	(2,082)
Construction allowance receipts	—	7,022
Proceeds from sale of common stock under employee stock purchase plan	—	1,199
Proceeds from exercise of stock options	9,225	1,097
Excess tax benefit from stock-based compensation	6,220	239
Increase in bank overdraft	26,632	8,347

Net cash provided by (used in) financing activities	41,619	(137,160)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	5	87

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	52,558	(23,522)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	225,611	74,837

CASH AND CASH EQUIVALENTS, END OF PERIOD	$278,169	$51,315

Supplemental disclosure of cash flow information:
Construction in progress — leased facilities	$—	$51,418
Accrued property and equipment	$21,612	$(629)
Cash paid for interest	$6,155	$647
Cash paid for income taxes	$58,053	$38,867

Store Count and Square Footage
The store that opened during the second quarter of 2010 is as follows:

DICK’S
Store	Market
Meridian, ID	Boise

The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated:

	Fiscal 2010			Fiscal 2009
	Dick’s			Dick’s		Chick’s
	Sporting	Golf		Sporting	Golf	Sporting
	Goods	Galaxy	Total	Goods	Galaxy	Goods	Total
Beginning stores	419	91	510	384	89	14	487
Q1 New	5	—	5	9	1	—	10
Q2 New	1	—	1	4	—	—	4

	425	91	516	397	90	14	501

Closed	—	—	—	—	—	(2)	(2)

Converted	—	—	—	12	1	(12)	1

Ending stores	425	91	516	409	91	—	500

Square Footage:
(in millions)

	Dick’s		Chick’s
	Sporting	Golf	Sporting
	Goods	Galaxy	Goods	Total
Q1 2009	22.0	1.5	0.6	24.1
Q2 2009	22.7	1.5	—	24.2
Q3 2009	23.4	1.5	—	24.9
Q4 2009	23.3	1.5	—	24.8

Q1 2010	23.6	1.5	—	25.1
Q2 2010	23.7	1.5	—	25.2
Non-GAAP Financial Measures
In addition to reporting the Company’s financial results in accordance with generally accepted accounting principles (“GAAP”), the Company provides information regarding earnings before interest, taxes and depreciation, adjusted to exclude certain significant gains and losses (“Adjusted EBITDA”), as well as a reconciliation from the Company’s gross capital expenditures, net of tenant allowances, and calculations of consolidated and Dick’s Sporting Goods new store productivity. The following measures are considered non-GAAP and are not preferable to GAAP financial information; however, the Company believes this information provides additional measures of performance that the Company’s management, analysts and investors can use to compare core, operating results between reporting periods. These non-GAAP measures are provided below and on the Company’s website at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the top of the home page). The Company’s website is not part of this press release.

Adjusted EBITDA
Adjusted EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles measure of performance or liquidity and may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is a key metric used by the Company that provides a measurement of profitability that eliminates the effect of changes resulting from financing decisions, tax regulations, capital investments and other significant items that may vary from period to period and have a disproportionate effect in a given period, which affects the comparability of results. Adjusted EBITDA was determined as follows:

	13 Weeks Ended
	July 31,	August 1,
	2010	2009
	(dollars in thousands)
Net income	$51,516	$38,925
Provision for income taxes	32,394	24,812
Interest expense	3,502	1,051
Depreciation and amortization	26,287	26,098

EBITDA	113,699	90,886

Add: Merger and integration costs	—	5,760
Less: Depreciation and amortization (merger integration)	—	(2,290)

Adjusted EBITDA, as defined	$113,699	$94,356

% increase in Adjusted EBITDA	21%

	26 Weeks Ended
	July 31,	August 1,
	2010	2009
	(dollars in thousands)
Net income	$77,725	$49,146
Provision for income taxes	50,358	29,918
Interest expense	7,010	2,757
Depreciation and amortization	52,153	51,194

EBITDA	187,246	133,015

Add: Merger and integration costs	—	10,113
Less: Depreciation and amortization (merger integration)	—	(2,478)

Adjusted EBITDA, as defined	$187,246	$140,650

% increase in Adjusted EBITDA	33%
Reconciliation of Gross Capital Expenditures to Net Capital Expenditures
The following table represents a reconciliation of the Company’s gross capital expenditures to its capital expenditures, net of tenant allowances.

	26 Weeks Ended
	July 31,	August 1,
	2010	2009
	(dollars in thousands)
Gross capital expenditures	$(61,611)	$(52,032)
Proceeds from sale-leaseback transactions	5,874	21,910
Changes in deferred construction allowances	4,815	4,061
Construction allowance receipts	—	7,022

Net capital expenditures	$(50,922)	$(19,039)

New Store Productivity Calculation
The following calculations represent: (1) the new store productivity calculation on a consolidated basis and (2) the new store productivity calculation for Dick’s Sporting Goods for the quarter ended July 31, 2010. Golf Galaxy stores and the Company’s e-commerce business are excluded from Dick’s Sporting Goods only calculation. New store productivity compares the sales increase for all stores not included in the comparable sales calculation with the increase in store square footage.

	Consolidated		Dick’s Sporting Goods Only (1)
	13 Weeks Ended		13 Weeks Ended
	July 31,	August 1,	July 31,	August 1,
	2010	2009	2010	2009
Sales % increase for the period	8.8%		9.4%
Comparable sales % increase for the period	5.7%		5.6%
New store sales % increase (A)	3.1%		3.8%

Store square footage (000’s):
Beginning of period	25,091	24,144	23,612	22,002
End of period	25,168	24,244	23,689	22,765
Average for the period	25,130	24,194	23,651	22,384
Average square footage % increase for the period (B)	3.9% (2)		5.7% (2)

New store productivity (A)/(B) (3)	80.5% (2)		67.4% (2)

(1)	- The converted Chick’s Sporting Goods stores are not included in the comparable store calculation and represent 33% of the new store base. These stores are located in the southern California market, which has been one of the hardest hit regions in the recession. In addition, during the second quarter the Company began to remodel five of these stores, which had a short-term negative impact on sales. The Dick’s Sporting Goods Only new store productivity without the converted Chick’s Sporting Goods stores would have been 92% in the second quarter of 2010.

(2)	- Consolidated new store productivity is greater than the Dick’s Sporting Goods Only new store productivity due primarily to the difference in square footage growth. In the second quarter of 2009, the square footage for the Chick’s Sporting Goods (CSG) stores was included in the square footage amount for the Consolidated new store productivity calculation. The beginning CSG square footage was not in the Dick’s Sporting Goods calculation as the CSG stores were not converted to Dick’s Sporting Goods stores until May 15, 2009. As a result, the square footage increase from the second quarter 2009 to the second quarter 2010 for the Dick’s Sporting Goods stand alone calculation is greater than the Consolidated calculation.

(3)	- Amounts do not recalculate due to rounding